TEXT MARKED BY [* * *] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
Execution Version

UNIT PURCHASE AGREEMENT
THIS UNIT PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January 12, 2014, by and among Mills Pharmaceuticals, LLC, a Delaware limited liability company (the “Company”), the members of the Company as identified on the signature pages attached to this Agreement (each such party, an “Owner” and collectively, the “Owners”), Galena Biopharma, Inc., a Delaware corporation (“Buyer”), and Aceras Partners, LLC, a Delaware limited liability company (the “Representative”), solely in its capacity as Representative. The Company, the Owners, Buyer and the Representative may be referred to individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined herein shall have the meanings given in Article VIII hereof.
RECITALS
The Owners own beneficially and of record all of the Units (as defined below), which constitute all of the issued and outstanding membership interests of the Company;
The Owners desire to sell to Buyer, and Buyer desires to purchase from the Owners, the Units upon the terms and conditions set forth herein; and
The Company and the Owners acknowledge that Buyer would not enter into this Agreement but for the Owners agreeing to the terms of Section 3.5 hereof.
AGREEMENTS
In consideration of the mutual covenants, agreements and understandings contained herein and intending to be legally bound, the Parties agree as follows:

ARTICLE I	- PURCHASE AND SALE OF UNITS
1.1    Purchase and Sale of the Units. Upon the terms and subject to the conditions contained herein, on the Closing Date, each Owner agrees to sell, and hereby sells, assigns and transfers, to Buyer, free and clear of all Liens, and Buyer agrees to purchase, and hereby purchases from each Owner, all of such Owner’s issued and outstanding membership interests in the Company, which membership interests are as set forth on Schedule 1.1 hereto (the “Units”). Any other unit or membership interest held in the treasury of the Company, each unit of any other class of membership interests of the Company (other than the Units), and any debt or other securities convertible into or exercisable for the purchase of units of the Company, issued and outstanding immediately prior to the Closing, shall be cancelled without payment of any consideration therefor and without any conversion thereof.

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1.2    Purchase Price.
(a)    Purchase Price. The total purchase price for the Units will be an amount equal to the sum of: (i) One Million Seven Hundred and Twenty Thousand Dollars ($1,720,000) (the “Cash Amount”), plus (ii) the Milestone Payments, if any (collectively, the “Purchase Price”), as adjusted pursuant to Article VII below.
(b)    Closing Payment and Assumptions. At Closing, Buyer will:
(i)    direct payment of an amount equal to the Company’s Indebtedness as set forth on Schedule 1.2(b)(i) hereof as of the Closing Date pursuant to payoff letter(s) in form reasonably acceptable to Buyer which will cause the release of all Liens (if any) on the Assets (the “Indebtedness Amount”);
(ii)    direct payment of an amount equal to the Company’s legal fees incurred in connection with the consummation of the transactions contemplated by this Agreement (the “Legal Fees Amount”) up to a maximum aggregate amount of $40,000 pursuant to payoff letter(s) in form reasonably acceptable to Buyer; and
(iii)    pay to the Owners via check or wire transfer of immediately available funds to the accounts or addresses designated by the Representative the sum of the following (the “Closing Cash Payment”), which shall be paid to the Owners pro rata based on their ownership of the Units reflected on Schedule 1.1:
a.    the Cash Amount, minus
b.    the Indebtedness Amount, minus
c.    the Legal Fees Amount in excess of $40,000.
(c)    Milestone Payments. Following Closing, to the extent that the Milestones described in Section 1.3 hereof are achieved such that a payment is due and payable, Buyer shall pay to the Owners, pro rata based on their ownership of the Units reflected on Schedule 1.1, the payments in respect of the Milestones (“Milestone Payments”) as described in Section 1.3. Notwithstanding the foregoing, in the event a Milestone Payment becomes payable due to a Change of Control, then Buyer may, at its option, and in lieu of actually issuing the shares of Buyer Common Stock to which the Owners would be entitled upon the achievement of the First Milestone or Second Milestone, as applicable (the “Milestone Shares”), satisfy such Milestone Payments by providing each Owner with the right to receive the same amount and kind of securities, cash or property as each Owner would have been entitled to receive upon the occurrence of such Change of Control as if such Owner had been, immediately prior to such Change of Control, the holder of the Milestones Shares.
(d)    Purchase Price Obligations. Upon payment of the respective portion of the Purchase Price (including any Milestone Payments) to the accounts or addresses designated by the Representative, as applicable, Buyer shall have no further liability or

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obligation to distribute such respective portion of the Purchase Price to any Owner, and the Representative shall be solely responsible for distribution thereof to the Owners and for the payment of any costs and expenses related to such distribution.
1.3    Milestones.
(a)    First Milestone. Upon the earlier to occur of (i) the later of (A) six (6) months following the Closing Date, and (B) the Date of Enrollment of the first patient in the first Clinical Trial, (ii) a Change of Control, (iii) entry into of a Strategic Collaboration Agreement by Buyer or an Affiliate thereof, or (iv) termination of the BioVascular License Agreement, Buyer shall issue to the Owners, in the case of a Change of Control, immediately prior to closing of such Change of Control, and otherwise within one (1) business day of the occurrence of such event, an aggregate of two million (2,000,000) shares of Buyer Common Stock, subject to adjustments in accordance with Section 1.3(c) hereof, as applicable (the “First Milestone”).
(b)    Second Milestone. Upon the earlier to occur of (i) the Date of Enrollment of the first patient in the first Phase 3 Clinical Trial, (ii) the acceptance for filing by the FDA of a New Drug Application submitted by or on behalf of Buyer or an Affiliate or licensee or development partner thereof in respect of the Product Candidate, (iii) a Change of Control, so long as Buyer or an Affiliate has not terminated the development of the Product Candidate and terminated the BioVascular License Agreement, or (iv) entry into of a Strategic Collaboration Agreement by Buyer or an Affiliate thereof, Buyer shall issue to the Owners, in the case of a Change of Control, immediately prior to closing of such Change of Control, and otherwise within one (1) business day of the occurrence of such event, an aggregate of two million (2,000,000) shares of Buyer Common Stock, subject to adjustments in accordance with Section 1.3(c) hereof, as applicable (the “Second Milestone”).
(c)    Stock Consideration Adjustments.
(i)    The aggregate number of shares issued to the Owners in respect of the First Milestone or the Second Milestone, as applicable, shall in each case, be increased or decreased, as applicable, if, and only if: (x) the Average Closing Price of one share of Buyer Common Stock (1) with respect to a Change of Control, on the day of the first public announcement or public filing relating to such Change of Control, or (2) with respect to any other event resulting in the corresponding Milestone Payment becoming due and payable, the day on which the applicable Milestone is achieved, is less than $4.84 per share (as appropriately adjusted pursuant to Section 1.3(c)(ii) below), then Buyer shall issue to the Owners the number of shares of Buyer Common Stock equal to, in the aggregate, Nine Million Six Hundred and Eighty Thousand Dollars ($9,680,000) divided by such Average Closing Price (rounded to the nearest whole share); or (y) the Average Closing Price of one share of Buyer Common Stock (1) with respect to a Change of Control, on the day of the first public announcement or public filing relating to such Change of Control, or (2) with respect to any other event resulting in the corresponding Milestone Payment

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becoming due and payable, the day on which the applicable Milestone is achieved, is greater than $6.84 per share (as appropriately adjusted pursuant to Section 1.3(c)(ii) below), then the Buyer shall issue to the Owners the number of shares of Buyer Common Stock equal, in the aggregate, to Thirteen Million Six Hundred and Eighty Thousand Dollars ($13,680,000) divided by such Average Closing Price (rounded to the nearest whole share). Notwithstanding the foregoing, in no event shall the aggregate number of shares of Buyer Common Stock issuable with respect to each of the First Milestone or Second Milestone exceed 3,000,000 shares of Buyer Common Stock.
(ii)    The number of shares issuable or issued to the Owners pursuant to any provision hereunder and any determination of Average Closing Price shall be subject to appropriate adjustment by virtue of any stock split, stock dividend, combination, recapitalization or similar event affecting Buyer Common Stock generally.
(iii)    Notwithstanding anything to the contrary contained herein, under no circumstances shall Buyer be permitted to satisfy any Milestone Payment with shares of Buyer Common Stock unless such issuance of Buyer Common Stock has been approved by the requisite vote of Buyer’s stockholders in accordance with Rule 5635(a) of the NASDAQ Listing Rules. If Buyer is prohibited or otherwise restricted from distributing Buyer Common Stock, or Buyer otherwise determines that an issuance of Buyer Common Stock is not desirable, it shall not be relieved of its obligation to make the applicable Milestone Payment and such payment shall be made all in cash or in a combination of cash and Buyer Common Stock, as determined by Buyer in its sole discretion. The amount of any cash payment required to be made pursuant to this Section 1.3(c)(iii) shall be determined by multiplying (1) the number of shares of Buyer Common Stock in lieu of which such cash payment is being made, by (2) the Fair Market Value of one share of Buyer Common Stock with respect to the business day on which the applicable cash payment will be made (or the next succeeding business day, if such cash payment will be made other than on a business day).
(d)    Registration Rights. Any shares of Buyer Common Stock received by the Owners pursuant to the First Milestone or Second Milestone hereunder, as applicable, shall be subject to the rights and obligations set forth in a Registration Rights Agreement by and between Buyer and the Owners (the “Registration Rights Agreement”).
(e)    Non-Transferability of Rights. None of the rights of any Owner to receive the First Milestone Payment or the Second Milestone Payment shall be assignable or transferable except through a testamentary disposition, by the laws of descent and distribution upon the death of such Owner, as applicable, or as otherwise permitted in the Registration Rights Agreement. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of any Owner to receive the First Milestone Payment or the Second Milestone Payment shall be void.

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(f)    Third Milestone. Upon the FDA’s written approval of a New Drug Application in respect of the Product Candidate submitted by or on behalf of Buyer or an Affiliate or licensee or development partner thereof, Buyer shall pay to the Owners an aggregate amount equal to Three Million Dollars ($3,000,000) in cash by check or wire transfer of immediately available funds to one or more accounts or addresses designated by the Representative (the “Third Milestone”).
(g)    Acknowledgements with Respect to Milestones. From and after the Closing and continuing for so long as any payments may become payable under this Section 1.3, Buyer shall, or Buyer shall cause one or more of its Affiliates to, (i) use its (or their) Commercially Reasonable Efforts to achieve the First Milestone on or before the first anniversary of the Closing Date, and (ii) otherwise use its (or their) Commercially Reasonable Efforts to develop the Product Candidate, including, without limitation, with respect to the Company’s performance under the BioVascular License Agreement. In the event that the Buyer, or one or more of its Affiliates, has not achieved the First Milestone on or before the first anniversary of the Closing Date (the “First Milestone Deadline”), Buyer shall be required to make the Milestone Payment in respect of the First Milestone on such date; provided, however, that in the event of [**********************************************************************************************************************************************] (each, a “Delay Event”), the First Milestone Deadline will be extended by an amount of time equal to the duration of such Delay Event. Subject to the execution of a confidentiality agreement in form and substance reasonably satisfactory to Buyer, for so long as any payments may become due under this Section 1.3, Buyer shall provide the Representative a copy of the portions of the development plans and progress reports and any updates thereto required to be delivered pursuant to Section 4.7 of the BioVascular License Agreement which relate solely to the development of the Product Candidate, such documents to be delivered within ten (10) days of being provided to BioVascular.
(h)    Withholding. Buyer will be entitled to deduct and withhold from the final Purchase Price including, for the avoidance of doubt, any Milestone Payment, any withholding taxes or other amounts required under the Code or any applicable Law to be deducted and withheld. To the extent that any such amounts are so properly deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
1.4    Post-Closing Cooperation. Each Owner agrees from time to time after the Closing Date, at Buyer’s reasonable request, to execute, acknowledge, and deliver to Buyer such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications, and further assurances as Buyer may reasonably require in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, all membership or other equity interests of the Company and any of the Company’s rights or assets used in the Business. Each of the Parties hereto will cooperate with the other and execute and deliver to the other Parties hereto such other instruments and documents and take such other actions as may be

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reasonably requested from time to time by any other Party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement.
1.5    Representative.
(a)    The Owners, by the approval and adoption of this Agreement, authorize the Representative to (i) take all action necessary to consummate the transactions contemplated hereunder, or to defend and/or settle any claims for which the Owners may be required to indemnify Buyer or any other Indemnified Party pursuant to Article VII, (ii) give and receive all notices required to be given under this Agreement, and (iii) take any and all additional action as is contemplated to be taken by or on behalf of the holders of Units by the terms of this Agreement.
(b)    All decisions and actions by the Representative, including without limitation, (i) any agreement between the Representative and Buyer relating to the defense or settlement of any claims for which the Owners may be required to indemnify Buyer or any other Indemnified Party pursuant to Article VII, and (ii) any agreement between the Representatives and Buyer relating to the determination of the achievement of an event triggering Buyer’s payment obligations under Section 1.3 or any other matter relating to Article I, shall be binding upon all of the Owners, and no Owner shall have the right to object, dissent, protest or otherwise contest the same.
(c)    The Representative shall not have any liability to any of the parties hereto or to the Owners for any act done or omitted hereunder as Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Owners shall severally indemnify the Representative and hold it harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Representative and arising out of or in connection with the acceptance or administration of its duties hereunder.
(d)    The Representative shall have full power and authority on behalf of each Owner to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Owners under this Agreement.
(e)    By his, her or its approval of this Agreement and the transactions contemplated hereby and thereby, each Owner agrees, in addition to the foregoing, that:
(i)    Buyer shall be entitled to rely conclusively on the instructions and decisions of the Representative as to (i) the settlement of any claims for indemnification by Buyer pursuant to Article VII, (ii) actions taken in respect of the determination of the achievement of an event triggering Buyer’s payment obligations under Section 1.3 or any other matter relating to Article I, (iii) written instructions provided to Buyer by the Representative relating to the Milestone Payments among the Owners from the amounts set forth on Schedule 1.1, or (iv) any other actions required or permitted to be taken by the Representative hereunder, and no Owner

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shall have any cause of action against Buyer for any action taken by Buyer in reliance upon the instructions or decisions of the Representative;
(ii)    all actions, decisions and instructions of the Representative shall be conclusive and binding upon all of the Owners and no Owner shall have any cause of action against the Representative for any action taken, decision made or instruction given by the Representative under this Agreement except for fraud or willful misconduct by the Representative in connection with the matters described in this Section 1.5;
(iii)    the provisions of this Section 1.5 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedied that any Owner may have in connection with the transactions contemplated by this Agreement; and
(iv)    the provisions of this Section 1.5 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Owner, and any reference in this Agreement to an Owner or the Owners shall mean and include the successors to the rights of the Owners hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.
(f)    The Representative may resign at any time by giving prior written notice to Buyer and the Owners, and the Representative may be removed, with or without cause, by the Owners previously holding at least a majority of the Units reflected on Schedule 1.1 (or their respective successors and assigns), at any time by giving prior written notice to Buyer and the Representative. Such resignation or removal shall take effect upon the appointment of a successor Representative by the Owners previously holding at least a majority of the Units reflected on Schedule 1.1 (or their respective successors and assigns). Upon the acceptance in writing of any appointment as Representative hereunder by a successor Representative, such successor Representative shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Representative, and the retiring Representative shall be discharged from its duties and obligations under this Agreement, but shall not be discharged from any liability for actions taken as Representative hereunder prior to such succession. After any retiring Representative’s resignation or removal, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Representative under this Agreement.
(g)    The Representative shall not be compensated for its services hereunder.

ARTICLE II	- CLOSING
2.1    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place on the date of this Agreement (the “Closing Date”) at the Representative’s

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office at 325 East 41st Street, Suite 107, New York, New York 10017 and the Closing will be deemed effective as of 12:01 a.m. Eastern time on the Closing Date.
2.2    Closing Deliveries of the Company and the Owners. The Company and the Owners will deliver or cause to be delivered to Buyer the following at the Closing:
(i)    Consulting Agreements by and between Buyer and Daniel DiPietro (“DiPietro”), and by and between Buyer and Peter Barber (“Barber”), in the forms of Exhibit A attached hereto (the “Consulting Agreements”), executed by DiPietro and Barber, respectively;
(j)    a Manager’s Certificate executed on behalf of the Company by its Manager, certifying that the Company’s (i) organizational documents, and (ii) manager and member resolutions authorizing the execution, delivery and performance of the Transaction Documents, none of which have been modified, rescinded, or revoked;
(k)    certificate for the Company from the Secretary of State of Delaware, certifying that the Company is validly existing and in good standing in Delaware;
(l)    payoff letters acceptable to Buyer on all Indebtedness and lien releases with respect to all Liens (if any) relating to the Assets;
(m)    evidence of the Legal Fees Amount in a form reasonably acceptable to Buyer;
(n)    the Registration Rights Agreement executed by the Owners; and
(o)    such other documents reasonably necessary for the consummation of the transactions contemplated by this Agreement as Buyer may reasonably request.
2.3    Closing Deliveries of Buyer. Buyer will deliver or cause to be delivered the following:
(a)    the Closing Cash Payment by check or wire transfer of immediately available funds to one or more accounts or addresses specified by the Representative;
(b)    the Consulting Agreements, executed with Buyer;
(c)    the Registration Rights Agreement, executed by Buyer; and
(d)    such other documents reasonably necessary for the consummation of the transactions contemplated by this Agreement as the Representative may reasonably request.

ARTICLE III	- COVENANTS
3.1    Public Announcements. No Party will issue any press release or otherwise make any public statement with respect to the Closing of the purchase of the Units contemplated by this Agreement (a “Closing Press Release”) without the prior written consent of the Representative, in

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the case of Buyer, or Buyer, in the case of the Representative or Owners, except as required by any Laws (including rules of any exchange). Each Party shall have the right to review any Closing Press Release and the Party making such Closing Press Release shall make such changes as are reasonably requested by the reviewing Party. In addition, neither the Owners nor the Representative will issue any press release or otherwise make any public statement regarding the transactions contemplated by this Agreement without the prior written consent of Buyer.
3.2    Preservation of Records. Buyer, each of Buyer’s Affiliates and each Owner agrees that it shall preserve and keep the records held by it for a period of two (2) years from the Closing Date and shall make such records and personnel available to any Party as may be reasonably required by such Party in order to enable such Party to comply with its obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.
3.3    Tax Matters.
(h)    Tax Periods Ending on or Before the Closing Date. Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company for all Tax periods ending on or prior to the Closing Date that are filed after the Closing Date (“Pre-Closing Tax Periods”).
(i)    Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed any Tax Returns of the Company for Tax periods that begin before the Closing Date and end after the Closing Date (“Straddle Tax Periods”).
(j)    Payment of Taxes. The Owners shall be responsible for and shall indemnify Buyer from and against, any Tax of the Company that is attributable to a Pre-Closing Tax Period or to that portion of Straddle Tax Period that ends on the Closing Date, in each case to the extent that such Tax exceeds the amount (if any) reflected as a current liability for such Tax in the Unaudited Balance Sheet (as defined below). Within five (5) days prior to the due date for the payment of any such Tax, if the amount of such Tax for which the Owners are responsible pursuant to this Section 3.3 exceeds the amount reflected as a current liability for such Tax in the Unaudited Balance Sheet, the Owners shall pay to Buyer an amount equal to such excess. For purposes of this Section 3.3, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Tax Period, the portion of such Tax that relates to the portion of such Taxable period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period.
(k)    Sales and Transfer Taxes. All sales, use, excise, value-added, goods and services, transfer, recording, documentary, registration, conveyancing and similar Taxes that may be imposed on the sale and transfer of the Units, together with any and all penalties, interest and additions to Tax with respect thereto shall be allocated among and paid in equal amounts by Buyer and the Owners; provided, that notwithstanding the foregoing [and in

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accordance with the Registration Rights Agreement], all costs and expenses associated with the registration of Buyer Common Stock shall be paid by Buyer.
(l)    Cooperation on Tax Matters. Buyer, the Company and the Owners shall cooperate as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 3.3 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention, until 30 days after the expiration of the applicable statute of limitations, and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. In addition, the Parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications and other documents regarding Taxes and all transfer, recording, registration and other fees that become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or prior to the Closing.
(m)    Representative Review. To the extent any tax shown as due on any Tax Return filed after the Closing Date could reasonably be expected to be payable by Owners (taking into account the indemnification obligations hereunder), (a) such Tax Return shall be provided to Representative at least thirty (30) days prior to the filing deadline (or, if required to be filed within thirty (30) days of the Closing, as soon as possible following the Closing), (b) the Representative shall have the right to review and comment on such Tax Return and (c) Buyer shall make such revisions to such Tax Return as are reasonably requested by the Representative and consistent with applicable Laws.
(n)    Schedule K-1. Buyer shall, or cause one of its Affiliates to, deliver to each Owner the final Schedule K-1 for such Owner for the Company’s partnership tax years ended December 31, 2013 and on the Closing Date within 90 days after the expiration of each such tax year.
3.4    Non-Competition and Non-Solicitation by the Owners.
(a)    Non-Competition. For a period of [***] years after the Closing Date, each Owner (except with respect to performance of an Owner’s obligations under the Consulting Agreements and any other agreements between an Owner and the Company or Buyer, as applicable) will not, directly or indirectly, (i) engage in [***] (a “Competing Business”) , or (ii) invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in any Competing Business; provided, however, that each Owner may purchase or otherwise acquire up to (but not more than) [***]% of any class of the securities of any Person engaged in or planning to become engaged in a Competing Business (but may not otherwise participate in the activities of such Person).

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(b)    Non-Solicitation and Non-Hire. For a period of five (5) years after the Closing Date, each Owner will not, directly or indirectly:
(i)    solicit the business of any Person who is a customer of Buyer or its Affiliates with respect to a Competing Business;
(ii)    cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer or its Affiliates (A) to cease doing business with such parties, (B) to deal with any competitor of Buyer or its Affiliates, or (C) in any way interfere with its relationship with such parties, in the case of (B) and (C), in connection with a Competing Business;
(iii)    cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of the Company on the Closing Date or within the year preceding the Closing Date (A) to cease doing business with Buyer or its Affiliates, (B) to deal with any competitor of Buyer or its Affiliates, or (C) in any way interfere with its relationship with such parties, in the case of (B) and (C), in connection with a Competing Business; or
(iv)    hire, retain or attempt to hire or retain any employee of Buyer or its Affiliates or in any way interfere with the relationship between Buyer and its Affiliates and any of their respective employees.
(c)    Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 3.4 is invalid or unenforceable, then the Parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 3.4 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. Each Owner acknowledges this Section 3.4 is reasonable and necessary to protect and preserve Buyer’s and its Affiliates’ legitimate business interests and that such party will not challenge the enforceability of such restrictions.
3.5    Confidentiality by Owners. Each Owner will (i) for a period of five (5) years from the Closing Date, keep confidential and not disclose to others, all proprietary, non-public information of Buyer and the Company (collectively, the “Protected Information”) and (ii) not use any of the Protected Information for such Owner’s own direct or indirect benefit, or the direct or indirect benefit of any third party, except that such Owner may use such information to the extent necessary to perform its duties and obligations, or to enforce such Owner’s rights, under this Agreement or any other agreement between an Owner and Buyer, as applicable. The foregoing shall not prohibit disclosures compelled to be made by any requirement of Law or pursuant to any legal, regulatory or investigative proceeding before any court, or governmental or regulatory authority, agency or

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commission so long as such Owner provides prior written notice to Buyer so that Buyer may seek a protective order or other remedy to protect the confidentiality of the Protected Information and/or waive such Owner’s compliance with this Section 3.5, provided that all such information so disclosed (other than in a way which makes it generally available to the public) shall remain Protected Information for all other purposes. If such protective order, other remedy or waiver is not obtained by the time such Owner is required to comply, such Owner may furnish only that portion of the Protected Information that it is legally compelled, in the opinion of counsel, to disclose and shall request, at Buyer’s expense, that such Protected Information be accorded confidential treatment (if such procedure is available), including redaction of any payment terms specified herein. Each Owner further agrees to take appropriate measures to prevent any such prohibited disclosure of Protected Information by his, her or its present and future employees, officers, agents, subsidiaries, or consultants. Notwithstanding the foregoing, no data or information constitutes “Protected Information” if such data or information is publicly known and in the public domain through means that do not involve a breach by an Owner of any covenant or obligation set forth in this Agreement or any other agreement between an Owner and the Buyer, as applicable.
3.6    Confidentiality by Buyer. Except as required pursuant to any applicable Laws, from and after the Closing Date, Buyer shall not intentionally disclose, and shall not permit any of its Affiliates to disclose intentionally, any documents or other information related to a Third-Party Claim, the defense of which has been assumed by an Owner pursuant to Section 7.3(a).
3.7    Enforcement of Covenants. The Parties agree that the remedy of damages at law for the breach of any of the covenants contained in Section 3.4 and Section 3.5 is an inadequate remedy and that each Owner will not challenge the enforceability or reasonableness of the covenants set forth in Section 3.4 or Section 3.5 hereof. In recognition of the irreparable harm that a violation by the Owner of any of the covenants, agreements or obligations arising under Section 3.4 or Section 3.5 would cause Buyer or its Affiliates, each Owner agrees that in addition to any other remedies or relief afforded by law, an injunction against a violation or violations may be issued against the Owner without posting a bond or other security. In the event of an action to enforce the covenants in Sections 3.4 and 3.5, the prevailing party as finally determined by a court of competent jurisdiction will be entitled to be reimbursed for actual attorney’s fees incurred by such party with respect to such action. Should any Owner violate any of the terms of the restrictive covenant obligations set forth in Section 3.4 or Section 3.5 hereof, the period of the obligation at issue will be extended by the period of time that such Owner (as applicable) was in violation of such obligation.

ARTICLE IV	- REPRESENTATIONS OF THE COMPANY AND THE OWNERS
The Company and the Owners, jointly and severally, represent and warrant to Buyer that the statements contained in this Article IV are true and correct as of the date hereof except as set forth in the disclosure schedules attached hereto (the “Disclosure Schedules”). Notwithstanding anything to the contrary herein, (1) the representations and warranties set forth in this Article IV are made for the purpose of allocating contractual risk between the Parties hereto and shall not constitute or be deemed to be an admission of fact to any third party concerning any item set forth herein and (2) the use and meaning of the term “material” (and variations thereof) herein may be different from the use and meaning of such term under applicable securities laws.

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4.1    Organization and Qualification. The Company is a limited liability company duly organized and existing in good standing under the laws of Delaware. The Company has full corporate power and authority to carry on its business as it is now being conducted and to own or lease its properties and assets. The Company is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its activities requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the Company’s business, financial condition or results of operations.
4.2    Power and Authority; Enforceability. The Company has all power and authority to enter into and consummate the transactions contemplated by this Agreement and the agreements contemplated herein (collectively, the “Transaction Documents”) to which it is a party. The Transaction Documents to which it is a party have been duly executed and delivered by the Company and such Transaction Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms except that the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar Laws relating to or affecting rights of creditors and general equitable principles.
4.3    Indebtedness. The Company is not in default of its obligations under its Indebtedness. The Company has not received any notice of default nor is the Company aware of any circumstances that could give rise to such notice.
4.4    No Conflicts. The execution, delivery and performance of this Agreement and the Transaction Documents by the Company and the consummation of the transactions contemplated herein and therein will not: (a) result in a violation of Law, (b) result in a breach of the terms and conditions of, constitute a default under or violation of, terminate or modify, or give any party the right to terminate or modify, the articles of incorporation, bylaws or other organizational documents of the Company or any agreement, mortgage, note, bond, indenture, license or other instrument or obligation to which the Company is a party or by which the Company or any of its assets (including, without limitation, the Business) may be bound or affected; (c) result in the creation of any Lien upon any asset of the Company; or (d) require any authorization, consent, approval, exemption or other action by or notice to any person or entity.
4.5    Capitalization. The capitalization of the Company is as set forth on Schedule 1.1. The membership interests set forth on Schedule 1.1 constitute all of the Company’s outstanding membership interests and are validly issued, fully paid and non-assessable. Except as set forth on Schedule 1.1, there are no (i) outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any rights plan, and any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional membership interests of the Company or obligating the Company to grant, extend or enter into any such agreement or commitment, and (ii) no voting trusts, proxies or other agreements or understandings to which the Company is a party or is bound with respect to the voting of any of the membership interests. There are no outstanding or authorized equity appreciation rights, phantom equity payments based on the consideration payable to the Owners, payments based on a

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change of control of the Company, or other similar rights with respect to the Company. The Company does not have any subsidiaries and does not hold any equity or membership interest of any Person.
4.6    Listing of Certain Assets and Data.
(a)    Real Property. The Company does not own, lease or have any options relating to, of record or beneficially, any real property. The Company does not use any real property in the conduct of the Business.
(b)    Equipment. The Company does not own, lease or use any material items of machinery, equipment, tools, furniture, fixtures, vehicles or other similar property and assets.
(c)    Permits. The Company has not obtained any permits, licenses, approvals, registrations, authorizations, certificates, exemptions and/or approvals of any Governmental Entity relating to the Business or the Product Candidate (collectively, the “Permits”).
(d)    Indebtedness Agreements. Schedule 4.6 (d) sets forth a list of all outstanding mortgages, promissory notes, evidences of Indebtedness, deeds of trust, indentures, loan or credit agreements or similar instruments for money borrowed, excluding normal trade credit, to which the Company is a party (as lender or borrower), written or otherwise, and all amendments or modifications, if any, thereof. Prior to the date of this Agreement, the Company has delivered to Buyer true and complete copies of all documents identified in Schedule 4.6(d).
(e)    Insurance Policies and Claims. The Company has never and does not currently maintain any policies of insurance.
(f)    Employees. The Company has two managers, Daniel DiPietro and Peter Barber, and one consultant, Paul Glidden. The Company has no employees.
(g)    Benefit Plans. The Company does not maintain any Benefit Plans.
(h)    Powers of Attorney. The Company has granted no powers of attorneys.
(i)    Tax Returns. The Company has never filed a Tax Return.
(j)    Inventory. The Company has no inventory.
(k)    Banks and Depositories. Schedule 4.6(k) sets forth a list of each bank, broker or other depository with which the Company has an account or safe deposit box, the names and numbers of such accounts or boxes and the names of all persons authorized to draw or execute transactions on such accounts.

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(l)    Accounts Receivable and Accounts Payable. The Company has no accounts or notes receivable. Other than the Indebtedness and the Legal Fees Amount, the Company has no accounts payable.
(m)    Business Documentation. The Company has made available to Buyer all of the following information and documentation in the Company’s possession (1) research and development materials, study protocols, reports and records of the Company related to the Business or the Product Candidate, (2) production reports and records related to the Business or the Product Candidate, (3) all filings, submissions, records and correspondence with Governmental Entities, including the FDA, (4) testing, maintenance and validation records and other documents relating to the Product Candidate, (5) safety reports, logs and vigilance records (collectively, “Business Documentation”).
(n)    Intangibles. The Company has no telephone numbers, facsimile numbers, e-mail addresses, social media accounts, or websites.
4.7    Compliance with Laws.
(a)     The Company is not in material default or violation of any applicable federal, state, local, or foreign Laws, ordinances, regulations, interpretations, judgments, decrees, injunctions, permits, licenses, certificates, governmental requirements, orders, codes, standards or other similar items of any court or other Governmental Entity. No written notice has been received by the Company from any Governmental Entity or any Person alleging a violation of or liability under any applicable Law.
(b)    The Company has not received any notice or other communication from the FDA or any other Governmental Entity alleging any violation by the Company with respect to work performed for the benefit of the Company, of any applicable Laws within the jurisdiction of the FDA or any comparable state or foreign Governmental Entity, including any failure to maintain systems and programs adequate to ensure compliance with any applicable Law. Neither the Company nor, to the Knowledge of the Company, anyone acting on behalf of the Company, has received any notice that the FDA or any other Governmental Entity or institutional review board has initiated, or threatened to initiate, any clinical hold or other action to suspend any clinical trial or suspend or terminate any NDA, Investigational New Drug (“IND”) (or foreign equivalent thereof) sponsored by the Company.
(c)    The Company has not conducted, nor engaged any Company Partner to conduct on its behalf, any clinical trials.
(d)    None of the Company, nor to the Knowledge of the Company, any manager, employee or agent of the Company has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in or that has resulted in (i) debarment under 21 U.S.C. Section 335a or any similar Law, or (ii) exclusion from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar Law. In addition, to the Knowledge of the Company, the Company is in substantial

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compliance with all applicable registration and listing requirements promulgated by the FDCA.
(e)    None of the Company or, to the Knowledge of the Company, any manager, employee or agent of the Company, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed any act, made any statement, or failed to make any statement, that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Fact, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.
(f)    To the Knowledge of the Company, there are no lawsuits or other legal proceedings, whether judicial or administrative, pending or threatened against the Company with respect to any alleged injuries to a participant in any clinical trial conducted by the Company.
(g)    The Company has no investigational new drug applications, biologics license applications or other product license applications or product licenses. The Company has no biological materials in its possession or control.
(h)    Neither the Company, nor any of its managers, is: (i) a person or entity that appears on the Specially Designated Nationals and Blocked Persons List (the SDN List) maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (OFAC); or (ii) a person, country, or entity with whom a U.S. person (as defined by the laws and regulations administered by OFAC, 31 C.F.R. Parts 500-598 (the “OFAC Regulations”)) or a person subject to the jurisdiction of the United States (as defined by the OFAC Regulations) is otherwise prohibited from dealing under the OFAC Regulations (a “Sanctions Target”). The Company is not, directly or indirectly, owned or controlled by, or under common control with, or acting for the benefit of or on behalf of any Sanctions Target. The Company is not located in or incorporated in Iran, Sudan, Syria, Cuba, the Union of Myanmar or North Korea. The Company has materially complied, and is in material compliance, with all national and international laws, statutes, orders, rules, regulations and requirements promulgated by any Governmental Entity with regard to the exportation of goods, technology or software. Specifically, the Company has not, during the past five (5) years, exported or reexported any goods or technology or software in any manner that violates any applicable national or international export control regulations or sanctions, including, but not limited to, the United States Export Administration Regulations, 15 C.F.R. Parts 730-774, and the OFAC Regulations.
(i)    Neither the Company nor any of its managers, employees or officers, and to the Company’s Knowledge, no agents, consultants or distributors engaged by the Company (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic Government

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Official or employee, (c) has violated or is violating any provision of the US Foreign Corrupt Practices Act of 1977, as amended (including the rules and regulations issued thereunder) or any other law, rule, regulation, or other legally binding measure of any jurisdiction that relates to bribery or corruption (collectively, “Anti-Bribery Laws”), (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, (e) has made any bribe, unlawful rebate, unlawful payoff, influence payment, kickback or other unlawful payment of any nature in furtherance of an offer, payment, promise to pay, authorization, or ratification of the payment, directly or indirectly, of any gift, money or anything of value to a Government Official to secure any improper advantage (within the meaning of such term under any applicable Anti-Bribery Law) or to obtain or retain business, or (f) has otherwise taken any action that has caused, or would reasonably be expected to cause the Company to be in violation of any applicable Anti-Bribery Law.
(j)    The Company is and at all times has been in material compliance with federal or state criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b), Stark Law (42 U.S.C. §1395nn), Federal False Claims Act (31 U.S.C. §3729 et seq.), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et seq., and any comparable state or local laws), and the regulations promulgated pursuant to such Laws, or which are cause for civil or criminal penalties or mandatory or permissive exclusion from Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act) or any other state or federal health care program (each, a “Program”). To the Knowledge of the Company, there is no civil, criminal, administrative or other action, suit, demand, claim, hearing, investigation, proceeding, notice or demand (a “Proceeding”) (i) excluding any sealed Proceeding, pending or received, (ii) in the case of a sealed Proceeding, pending or received, or (iii) in the case of any Proceeding, threatened, in each case against the Company, that could reasonably be expected to result in its exclusion from participation in any Program or other third party payment programs in which the Company participates.
(k)    The Company is not the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of the Company or the Company’s products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Neither the Company, nor any manager, employee, or to the Knowledge of the Company, any agent of the Company, or any other person acting on such agent’s behalf, has directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction) in violation of any applicable law or regulation.
4.8    Litigation. There is no litigation or proceeding outstanding or pending to which the Company is a party which relates to or could reasonably potentially impact the Business.
4.9    Financial Statements; Undisclosed Liabilities. Schedule 4.9 contains a copy of the unaudited balance sheet of the Company dated as of December 31, 2013 (the “Unaudited Balance

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Sheet”). The Unaudited Balance Sheet has been prepared from and is in accordance with, the books and records of the Company and the Business and present fairly, in all material respects, the financial position of the Company as of December 31, 2013. There are no Liabilities of the Company other than (i) the Legal Fees Amount, (ii) the Indebtedness, (iii) as are reflected or reserved against on the Unaudited Balance Sheet, or (ii) those incurred after December 31, 2013 in the ordinary course of business.
4.10    Absence of Changes. Since December 10, 2013, there has been no Material Adverse Effect, and the Company has conducted the Business only in the ordinary course of business, and has not, with respect to the Business and except as set forth on the Disclosure Schedule:
(a)    discharged or satisfied any Liens or paid any material obligation or Liability, other than current Liabilities paid in the ordinary course of business, or cancelled, compromised, waived or released any material right or material claim;
(b)    sold, assigned, licensed or transferred any of its assets, except for sales in the ordinary course of business, or mortgaged, pledged or subjected its assets to any Lien;
(c)    sold, assigned, transferred, abandoned or permitted to lapse any licenses or Permits;
(d)    made changes in employment terms for any employee, officer or director other than in the ordinary course of business;
(e)    suffered any material loss, damage, destruction or casualty loss or waived any rights of material value, whether or not covered by insurance and whether or not in the ordinary course of business;
(f)    borrowed any amount or incurred or become subject to any material Liabilities, except amounts borrowed and current Liabilities incurred in the ordinary course of business and Liabilities under contracts entered into in the ordinary course of business;
(g)    commenced any litigation or binding dispute resolution process or settled or compromised any pending or threatened suit, action or claim;
(h)    commenced any product recall or investigation;
(i)    except where incidental to the sale of products or services, granted any license or sublicense of any rights under or with respect to any Intellectual Property Rights; or
(j)    entered into any other material transaction, other than in the ordinary course of business.
4.11    Prior Activities. Other than (1) entering into, and performing its obligations under, the Material Contracts and arrangements identified in Schedule 4.6(d), (2) issuing the Units to the Owners, (3) undertaking activities in connection with the transactions contemplated by the

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Transaction Documents, and (4) opening the bank and depository accounts listed on Schedule 4.6(k), the Company has engaged in no other material business or activities.
4.12    Contracts.
(a)    Schedule 4.12 contains an accurate list of all Material Contracts.
(b)    Except as set forth on Schedule 4.12, the Company has performed all material obligations required to be performed by it to date under the Material Contracts, and there are no defaults, to the Knowledge of the Company, by any other party thereto, and, no event has occurred (or failed to occur) that, with the passing of time or the giving of notice or both would constitute a default by the Company under any such Material Contract, including the consummation of the transactions contemplated by this Agreement.
(c)    No consent, permission, waiver or approval is required to be obtained from, and no penalty, assessment or special payment is required to be paid to, and no notice is required to be sent to, any third party or Government Entity in order to preserve for Buyer the benefits of the Material Contracts after the consummation of the transactions contemplated by this Agreement.
(d)    Each Material Contract is in full force and effect and constitutes a legal, valid, binding agreement of the Company, except that the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar Laws relating to or affecting rights of creditors and general equitable principles.
(e)    Buyer has been supplied with (i) true and correct copies of all Material Contracts, together with all amendments, waivers or other changes thereto, (ii) true and correct copy copies of any form contracts relating to the Business as identified on Schedule 4.12, and (iii) true and correct written summaries of all oral contracts or agreements relating to the Business as set forth on Schedule 4.12.
4.13    Title; Sufficiency of Assets. The Company has good and marketable title to, or a valid leasehold or subleasehold interest in, all of its assets (the “Assets”), free and clear of Liens (if any) except as set forth on Schedule 4.13.
4.14    Tax Matters.
(a)    Subject to Section 3.3 hereof, the Company has timely filed all Tax Returns that it was required to file. Other than payment of annual Taxes to the State of Delaware, all Taxes owed by the Company (whether or not shown or required to be shown on any Tax Return) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by an authority in a jurisdiction that the Company is or may be subject to taxation by that jurisdiction. There are no Liens that arose in connection with any failure (or alleged failure) to pay any Tax. The Company has not waived any statute of limitations in respect of Taxes nor has agreed to nor is subject to any extension of time with respect to a Tax assessment or deficiency.

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(b)    To the Company’s Knowledge, all Taxes required to have been withheld and paid in connection with any amounts paid or owing by the Company to any employee, independent contractor, creditor, member, or other third party have been withheld and paid, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed other than any forms that are required to be completed and filed by Buyer pursuant to Section 3.3 hereof. To the Company’s Knowledge, all Persons providing services have been properly classified as employees or independent contractors for Tax and other purposes.
(c)    There is no dispute or claim concerning any Tax Liability of the Company either (i) claimed or raised by any Government Entity or (ii) as to which the Company has Knowledge.
(d)    The Company is not a party to any Tax allocation or sharing agreement. The Company has no Liability for the Taxes of any Person, as a transferee or successor, by contract, or otherwise.
4.15    Service Providers. The Company has not received any notice from any consultant or service provider to the effect that any such party will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to providing services to the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise).
4.16    Product Sales. The Company has never made any sales or otherwise realized any revenue relating to its sale of any product or performance of any service.
4.17    Brokerage and Finder’s Fees. The Company has not incurred any brokerage, finder’s fee or similar fee in connection with the transactions contemplated hereby.
4.18    Affiliate Transactions. Other than the Material Contracts, arrangements set forth on Schedule 4.6(d), and the issuance and ownership of the Units, there are no transactions or relationships amongst the Company, on the one hand, and its Affiliates, on the other, including, without limitation, with respect to shared assets, shared personnel, shared services, shared facilities, shared equipment, and shared systems.
4.19    Software. The Company does not own or use any Software except for commercially-available, non-customized off-the-shelf software.
4.20    Intellectual Property Rights.
(a)    Except for the BioVascular License Agreement, the Company has no Intellectual Property Rights.
(b)    To the Knowledge of the Company, the BioVascular License Agreement contains all of the Intellectual Property Rights necessary to enable the Company to conduct the Business in the manner in which the Business has been conducted, is currently being

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conducted, and is proposed to be conducted. The Company has not transferred ownership of, or granted any interest in, the BioVascular License Agreement. To the Knowledge of the Company, there are no royalties, honoraria, fees or other payments payable by the Company as a result of the ownership, use, possession, license, sale, marketing, advertising or disposition of any Intellectual Property Rights other than as set forth in the BioVascular License Agreement.
(c)    To the Knowledge of the Company, there is no unauthorized use or disclosure, infringement or misappropriation of any Intellectual Property Rights covered by the BioVascular License Agreement, by any third party. To the Knowledge of the Company, the Company has not infringed or misappropriated any third-party Intellectual Property Rights. To the Knowledge of the Company, the operation of the Business does not and will not infringe or misappropriate any third-party Intellectual Property Right, and does not constitute unfair competition or unfair trade practices under any Laws.
4.21    Privacy.
(a)    The Company has materially complied with all applicable Laws relating to the use, collection, storage, disclosure and transfer of any personally identifiable information collected in connection with the Business by the Company or by third parties (other than Buyer and its Affiliates, employees, service providers, agents and representatives) that have been granted access by the Company to the records of the Company. The execution, delivery and performance of this Agreement, will comply in all material respects with all applicable Laws relating to privacy. The Company has not received any complaint regarding the collection, use or disclosure of personally-identifiable information in connection with the Business.
(b)    The Company is in compliance, in all material respects, with all applicable Laws relating to patient data (“Data”), including without limitation, Health Insurance Portability and Accountability Act of 1996, as amended. There have been (i) no material losses or thefts of Data or security breaches relating to Data used or accessed in the Business; (ii) violations of any privacy or security policy or any agreement regarding any such Data; (iii) any unauthorized access or unauthorized use of any Data; and (iv) no unintended or improper disclosure of any personally identifiable information in the possession, custody or control of the Company or, to the Knowledge of the Company, a contractor or agent acting on behalf of the Company.
4.22    Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedules or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of material fact or omits to state any material fact necessary, in the light of the circumstances under which it was or will be made, in order to make the statements herein and therein not misleading.

ARTICLE V	- REPRESENTATIONS OF THE OWNERS

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Each Owner, severally and not jointly, represents and warrants to Buyer that the statements contained in this Article V with respect to such Owner are true and correct as of the date hereof. Notwithstanding anything to the contrary herein, (1) the representations and warranties set forth in this Article V are made for the purpose of allocating contractual risk between the Parties hereto and shall not constitute or be deemed to be an admission of fact to any third party concerning any item set forth herein and (2) the use and meaning of the term “material” (and variations thereof) herein may be different from the use and meaning of such term under applicable securities laws.
5.1    Power and Authority; Enforceability. Such Owner has all power and authority to enter into and consummate the transactions contemplated by this Agreement and the Transaction Documents to which it is a party. The Transaction Documents to which it is a party have been duly executed and delivered by such Owner and such Transaction Documents constitute the legal, valid and binding obligations of such Owner, enforceable against the Owner in accordance with their respective terms except that the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar Laws relating to or affecting rights of creditors and general equitable principles.
5.2    No Conflicts. The execution, delivery and performance of this Agreement and the Transaction Documents by such Owner and the consummation of the transactions contemplated herein and therein will not: (a) result in a violation of Law, or (b) require any authorization, consent, approval, exemption or other action by or notice to any person or entity.
5.3    Capitalization.
(a)    Such Owner is the record and beneficial owner of the Units shown as owned by such Owner on Schedule 1.1. Such Owner has good and valid title to the Units to be sold by such Owner hereunder, free and clear of all Liens.
(b)    There are no voting trusts, proxies or other agreements or understandings to which such Owner is a party or is bound with respect to the voting of any of the membership interests. There are no outstanding or authorized equity appreciation rights, phantom equity payments based on the consideration payable to such Owner, payments based on a change of control of the Company, or other similar rights with respect to the Company.
5.4    Litigation. There is no litigation or proceeding outstanding or pending to which such Owner is a party which relates to or could reasonably potentially impact the Business.
5.5    Brokerage and Finder’s Fees. Such Owner has not incurred any brokerage, finder’s fee or similar fee in connection with the transactions contemplated hereby.
5.6    Disclosure. No representation or warranty by such Owner contained in this Agreement, and no statement contained in any document, certificate or other instrument delivered to or to be delivered by or on behalf of such Owner pursuant to this Agreement, contains or will contain any untrue statement of material fact or omits to state any material fact necessary, in the

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light of the circumstances under which it was or will be made, in order to make the statements herein and therein not misleading.

ARTICLE VI	- REPRESENTATIONS OF BUYER
Buyer represents and warrants to the Company and the Owners that the statements contained in this Article V are true and correct as of the date hereof. Notwithstanding anything to the contrary herein, (1) the representations and warranties set forth in this Article IV are made for the purpose of allocating contractual risk between the Parties hereto and shall not constitute or be deemed to be an admission of fact to any third party concerning any item set forth herein and (2) the use and meaning of the term “material” (and variations thereof) herein may be different from the use and meaning of such term under applicable securities laws.
6.1    Authorization; Enforceability. The execution and delivery by Buyer of Transaction Documents to which it is a party and the consummation by Buyer of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate action on the part of Buyer. The Transaction Documents to which it is a party have been duly executed and delivered by Buyer and such Transaction Documents constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms except that the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar Laws relating to or affecting rights of creditors and general equitable principles.
6.2    Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. Buyer has all requisite power and authority to own its properties and to carry on its business as now being conducted, to execute and deliver the Transaction Documents to which it is a party and to perform its obligations under the Transaction Documents. Buyer has delivered to the Company (or made publicly available via EDGAR) complete and correct copies of the certificate of incorporation and bylaws of Buyer, in each case as amended through the date of this Agreement. Buyer is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its activities requires such qualification, except where the failure to be so qualified would not have a material adverse effect on Buyer’s business, financial condition or results of operations.
6.3    Buyer Common Stock. The shares of Buyer Common Stock to be issued pursuant to this Agreement have been duly and validly authorized and when issued will be validly issued, fully paid and non-assessable, free and clear of all Liens and not subject to any preemptive rights created by statute, the certificate of incorporation or bylaws of Buyer or any contracts to which Buyer is or shall at such time be a party or by which it is or may at such time be bound.
6.4    No Conflicts. The execution, delivery and performance of this Agreement and the Transaction Documents by Buyer and the consummation of the transactions contemplated herein and therein will not: (i) result in a violation of Law, (ii) result in a breach of the terms and conditions of, constitute a default under or violation of, terminate or modify, or give any party the right to terminate or modify, the articles of incorporation, bylaws or other organizational documents of

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Buyer; or (iii) require any authorization, consent, approval, exemption or other action by or notice to any person or entity.
6.5    Litigation. There is no litigation, suit, proceeding, claim, arbitration or investigation pending, or as to which Buyer has received any notice of assertion, against Buyer, nor is there any injunction, order, judgment, ruling or decree imposed upon Buyer by or before any Governmental Entity that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer, impair in any material respect the ability of Buyer to perform its obligations hereunder or prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.
6.6    Buyer Reports.
(a)    Buyer has filed all Buyer Reports required to be filed with the SEC on or prior to the date hereof. Each Buyer Report has complied in all material respects with the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, and the Exchange Act, and the rules and regulations promulgated thereunder, as applicable, each as in effect on the date so filed. The Buyer Reports have been made available to the Company or are readily available for download from the SEC’s online EDGAR system. None of the Buyer Reports (including any financial statements or schedules included or incorporated by reference therein) contained when filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof) any untrue statement of a material fact or omitted or omits, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.
(b)    The consolidated financial statements of Buyer included in the Buyer Reports (the “Buyer Financial Statements”) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP and Regulation S-X of the SEC (except, in the case of unaudited interim statements, as indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q under the Exchange Act) and fairly present in all material respects the consolidated financial position of Buyer and its subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments). There has been no change in Buyer’s accounting policies except as described in the notes to the Buyer Financial Statements. The Buyer Financial Statements fully and accurately accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP.
(c)    Since January 1, 2013, except for publicly disclosed matters and actions taken in connection with this Agreement and the transactions contemplated hereby, (i) Buyer has

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conducted its business in the ordinary course, and (ii) there has not been any Material Adverse Effect or any change, event, development, condition, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer. Between January 1, 2013 and the date hereof, no event has occurred (other than the execution of this Agreement) that requires or will require Buyer to file a Form 8-K with the SEC that has not been filed prior to the date hereof by Buyer.
6.7    Compliance with Legal Requirements. Buyer is in compliance with all Laws applicable to it, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer. Buyer hold all Permits necessary for the lawful conduct of its business, and all such Permits are valid and in full force and effect, except where the failure to hold the same or of the same to be valid and in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer. Buyer is in compliance with the terms of all Permits, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.
6.8    Brokerage and Finder’s Fees. Buyer has not incurred any brokerage, finder’s fee or similar fee in connection with the transactions contemplated hereby.
6.9    Disclosure. No representation or warranty by Buyer contained in this Agreement, and no statement contained in any document, certificate or other instrument delivered to or to be delivered by or on behalf of Buyer pursuant to this Agreement, contains or will contain any untrue statement of material fact or omits to state any material fact necessary, in the light of the circumstances under which it was or will be made, in order to make the statements herein and therein not misleading.

ARTICLE VII	- SURVIVAL AND INDEMNIFICATION
7.1    Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, and covenants in this Agreement and the Disclosure Schedules attached hereto or in any writing delivered by any Party to any of the other Parties in connection with this Agreement will be continuing and will survive the Closing Date as set forth below.
(c)    Representations and Warranties. No Indemnifying Party will be liable with respect to any breach or alleged breach of the representations or warranties set forth in Articles IV, V or VI unless written notice of a possible claim for indemnification with respect to such breach is given by the Indemnified Party to the Owners or to Buyer, as applicable, on or before expiration of the survival period applicable thereto and as described below (the “Survival Period”), it being understood that so long as such written notice is given on or prior to the expiration of the Survival Period, such representations and warranties, as applicable, will continue to survive until such matter is resolved, but only with respect to the matter(s) identified in such notice(s) of possible claim(s). Other than as expressly set forth below, no claims for indemnification will be allowed if such claim is brought following the expiration of such representation and warranty.

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(v)    The representations and warranties of the Company and the Owners will survive for twelve (12) months after the Closing Date, except that the representations and warranties with respect to Sections 4.1 (Organization and Qualification), 4.2 (Power and Authority; Enforceability), 4.5 (Capitalization), 4.13 (Title; Sufficiency of Assets), 5.1 (Power and Authority; Enforceability), and 5.3 (Capitalization) (collectively, the “Fundamental Reps”), will survive indefinitely and (B) the representations with respect to Sections 4.7 (Compliance with Laws) and 4.20 (Intellectual Property Rights) (the “SOL Reps”), will survive until thirty (30) days after the expiration of applicable statutes of limitation.
(vi)    The representations and warranties of Buyer will survive for twelve (12) months after the Closing Date, except that the representations and warranties with respect to Sections 6.1 (Authority; Enforceability) and 6.2 (Organization), will survive indefinitely.
(vii)    Notwithstanding anything in this Section 7.1 to the contrary, in the event of any breach of any representation or warranty by any Party hereto that constitutes fraud or intentional misrepresentation, the representation or warranty will survive the consummation of the transactions contemplated in this Agreement and continue in full force and effect without any time limitation with respect to such breach or alleged breach.
(d)    Covenants and Agreements. All covenants and agreements which by their terms contemplate performance after the Closing Date will survive the Closing indefinitely, unless specified otherwise by their terms.
7.2    General Indemnification.
(a)    Indemnification by Buyer. Buyer agrees that it will indemnify, defend and hold harmless the Owners and their representatives, successors and assigns (collectively, the “Company Indemnified Parties”), from, against and in respect of any and all losses, liabilities, damages, fees, and damages (excluding consequential, incidental and punitive damages except to the extent such types of damages are actually awarded to a third party in connection with a Third Party Claim), and costs and expenses (including reasonable fees and expenses of lawyers, experts and other professionals) (collectively, “Losses”) arising out of, resulting from or in connection with: (i) any breach of any representation or warranty made by Buyer contained in this Agreement or in any certificate delivered on behalf of Buyer in connection herewith; or (ii) the breach of any covenant or agreement of Buyer contained in this Agreement.
(b)    Indemnification by the Owners.
(viii)    Each Owner, severally and not jointly, agrees that it will indemnify, defend and hold harmless Buyer, and its Affiliates, managers, officers, directors, shareholders, partners, and their representatives, successors and assigns (the “Buyer

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Indemnified Parties” and, collectively with the Company Indemnified Parties, the “Indemnified Parties”) from, against and in respect of any Losses arising out of, resulting from or in connection with: (i) any breach of any representation or warranty made by such Owner contained in Article V of this Agreement or in any certificate delivered on behalf of such Owner in connection herewith; and (ii) the breach of any covenant or agreement of such Owner made in this Agreement.
(ix)    The Owners, severally and not jointly (based on each such Owner’s pro rata ownership of the Units reflected on Schedule 1.1), agree that they will indemnify, defend and hold harmless the Buyer Indemnified Parties from, against and in respect of any Losses arising out of, resulting from or in connection with: (i) any breach of any representation or warranty made by the Company or the Owners contained in Article IV of this Agreement or in any certificate delivered on behalf of the Company in connection herewith; (ii) the breach of any covenant or agreement of the Company made in this Agreement; and (iii) any Taxes owed by the Company that are the responsibility of the Owners pursuant to Section 3.3 hereof.
(c)    Limitations on Indemnification. Notwithstanding anything to the contrary herein:
(i)    No Owner will be liable for indemnification under either Section 7.2(b)(i) and 7.2(b)(ii) unless the aggregate amount of Losses under such Sections exceeds Thirty-Seven Thousand and Five Hundred Dollars ($37,500) (the “Threshold”), at which time the Owner or Owners, as applicable, will be obligated to indemnify the Buyer Indemnified Parties, with respect to the aggregate amount of all such Losses under such Sections from the first dollar. Notwithstanding the foregoing, the Threshold will not apply to any claim arising out of a breach of a Fundamental Rep, a SOL Rep or fraud or intentional misrepresentation.
(ii)    The total amount of indemnification payments that an Owner can be required to make to the Buyer Indemnified Parties pursuant to this Agreement shall not exceed, at any time, the amount of fifty percent (50%) of the value of any unpaid Milestone Payments which then become due and payable by Buyer to such Owner in accordance with the terms of this Agreement (the “Cap”). For purposes of the preceding sentence, the value of any cash payments to such Owner shall be the dollar amount thereof, and the value of a share of Buyer Common Stock issued to such Owner shall be the Fair Market Value of one share of Buyer Common Stock with respect to the business day on which the Milestone that resulted in the obligation to issue such Buyer Common Stock to such Owner is achieved (or the next succeeding business day, if such Milestone is achieved other than on a business day). Notwithstanding the foregoing, the Cap will not apply to any claim arising out of fraud or intentional misrepresentation.
(iii)    An Indemnified Party's ability to seek indemnity will not be affected by any investigation, inquiry, knowledge, or examination (whether actual,

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constructive or imputed) by the Party seeking indemnification with respect to the accuracy or inaccuracy of or compliance with or performance of, any representation, warranty, covenant, agreement or obligation.
(iv)    The amount of any Losses for which indemnification is provided for under this Agreement shall be reduced by (i) any amounts actually received by an Indemnified Party as a result of any indemnification, contribution or other payment by any third party, (ii) Tax benefits actually realized by an Indemnified Party in respect of the Losses giving rise to such indemnification, and (iii) any insurance proceeds or other amounts actually recovered or received by the Indemnified Party from third parties with respect to such Losses. If an Indemnified Party recovers any amount with respect to any Loss that was previously satisfied by an Indemnifying Party such Indemnified Party shall promptly pay such amount to the Indemnifying Party.
7.3    Indemnification Procedures.
(o)    Third Party Claims.
(i)    If the facts that give rise to any indemnification hereunder will involve any actual or threatened claim or demand (hereinafter referred to as a “Third-Party Claim”) by a party other than a Party hereto, its affiliates, or their respective successors or assigns, the Party entitled to indemnification (the “Indemnified Party”) will give the Party obligated to provide indemnification hereunder (the “Indemnifying Party”) written notice of such claim (the “Third-Party Notice”), including the nature and basis of such Third-Party Claim and the amount of Losses thereof to the extent known, promptly after the Indemnified Party will have received notice thereof from the third-party making such claim. Such Third-Party Notice shall be accompanied by copies of all relevant documentation with respect to such Third-Party Claim, including any summons, complaint or other pleading that may have been served, any written demand or any other document or instrument. The Indemnified Party’s failure or delay in providing the Third-Party Notice will not relieve the Indemnifying Party of its obligations under this Article VII (provided that such Third-Party Notice is received by the Indemnifying Party prior to the expiration of the Survival Period applicable to the underlying claims) except to the extent that the Indemnifying Party is materially prejudiced as a result thereof.
(ii)    The Indemnifying Party will have twenty (20) business days from receipt of the Third-Party Notice to provide the Indemnified Party with notice that it wishes to assume the defense of the Third-Party Claim, in which event the Indemnified Party will have the right to participate in the defense at its own expense. If the Indemnifying Party fails to give the Indemnified Party timely notice, the Indemnified Party will have the right to defend against the Third-Party Claim.

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(iii)    If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnifying Party will not agree to any settlement, compromise or discharge of the Third-Party Claim without the Indemnified Party’s prior written consent (not to be unreasonably conditioned, withheld or delayed), unless such settlement, compromise or discharge includes an unconditional release of the Indemnified Party from all liability in respect of such claim. If the Indemnifying Party does not assume the defense of the Third-Party Claim, the Indemnified Party may make any settlement, compromise or discharge of the Third-Party Claim without the Indemnifying Party’s prior written consent and seek indemnification pursuant to this Article VII for Losses resulting from such Third-Party Claim in accordance with the provisions, and subject to the limitations, of this Article VII.
(iv)    Notwithstanding anything herein to the contrary, Indemnifying Party will not have the right to assume or continue the defense or handling of such Third-Party Claim unless: (i) the Indemnifying Party will unconditionally agree in writing that it is liable for indemnifying the Indemnified Party for all Losses arising out of such Third-Party Claim in accordance with the provisions, and subject to the limitations, of this Article VII, (ii) the claim does not relate to taxes, criminal or regulatory action, and (iii) the Indemnifying Party conducts the defense actively and diligently.
(v)    The parties shall, in connection with the defense of any Third-Party Claim, make available to each other and their counsel and accountants all books and records and information reasonably related to such Third-Party Claim, keep each other fully apprised as to the details and progress of all proceedings relating thereto and render to each other such assistance as may be reasonably required for the proper and adequate defense of any Third-Party Claim; provided, that the covenants and agreements contained in this Section 7.3(a) shall in no event be, or be deemed to be, a waiver by any party of any right to assert the attorney-client or other applicable privilege.
(p)    Direct Claims
(i)    Any Indemnified Party seeking indemnification hereunder (the “Claimant”) (other than for a Third-Party Claim which is governed by Section 7.3(a) above) must give the Indemnifying Party from whom indemnification is claimed prompt written notice of the claim for Losses (a “Demand”) stating the aggregate amount of the Losses or a good faith estimate thereof, in each case to the extent known or determinable at such time. The Indemnified Party’s failure or delay in providing the Demand will not relieve the Indemnifying Party of its obligations under this Article VII (provided that such Demand is received by the Indemnifying Party prior to the expiration of the Survival Period applicable to the underlying claims) except to the extent that the Indemnifying Party is materially prejudiced as a result thereof.

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(ii)    Upon receipt of a Demand by an Indemnifying Party, such Indemnifying Party shall have twenty (20) business days (the “Indemnity Notice Period”), to review and respond by written notice to such Demand (the “Return Notice”) to the Claimant. If the Return Notice does not contest the Demand, or if no Return Notice is delivered to the Claimant by the expiration of the Indemnity Notice Period, then, the Demand shall be conclusively determined in the Indemnified Party’s favor for purposes of this Article VII, and the Indemnified Party shall be indemnified by the Indemnifying Party for the amount of the Losses stated in such Demand on demand or, in the case of any notice in which the Losses (or any portion thereof) are estimated, on such later date when the amount of such Losses (or such portion thereof) becomes finally determined.
(iii)    If the Return Notice given by the Indemnifying Party disputes the claim or claims asserted in a Demand or the amount of Losses thereof (a “Disputed Claim”), then the Claimant and the Indemnifying Parties shall make a reasonable good faith effort to resolve their differences for a period of twenty (20) business days following the receipt by the Claimant of the Return Notice asserting a Disputed Claim. If the Indemnifying Party and the Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both such parties. If no such agreement can be reached after good faith negotiation within twenty (20) business days after delivery of a Return Notice, the matter set forth in the applicable Demand will be resolved in accordance with Section 9.7 hereof.
7.4    Offset. Buyer will have the right to set off the indemnification obligations of the Owners pursuant to, and subject to the limitations of, this Article VII against the Milestone Payments; provided, that in the event that Buyer proposes to offset any such amount or right against the Milestone Payments, (a) Buyer shall provide prior written notice of the proposed offset to the Representative specifying in reasonable detail the actual amount of Losses, or Buyer’s good faith, reasonable estimate of such Losses, and the proposed offset and basis thereof and (b) Buyer shall be obligated to pay to the Owners any such amount that is not subject to a pending, or finally determined, offset claim pursuant to this Section 7.4. Upon final determination of the actual amount of Losses and corresponding offset permitted pursuant to this Article VII, Buyer promptly, but in any event within five (5) business days, shall pay to the Owners the excess of the value of any amounts previously withheld pursuant to this Section 7.4 over the actual amount of Losses subject to indemnification hereunder. The maximum number of shares subject to offset pursuant to this Section 7.4 shall be equal to 50% of the aggregate number of shares issuable to the Owners upon achievement of the applicable Milestone then subject to offset as determined in accordance with Section 1.3 hereof. For purposes of determining the number of shares of Buyer Common Stock required to satisfy any indemnifiable Losses of Indemnified Parties, each share of Buyer Common Stock shall be valued at the Fair Market Value of one share of Buyer Common Stock with respect to the business day on which Buyer makes such offset following final determination of the actual amount of Losses (or the next succeeding business day, if such offset is to be made other than on a business day). The Owner’s indemnification obligations pursuant to this Article VII shall be satisfied exclusively by set off against the Milestone Payments pursuant to this Section 7.4. Unless and until

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any shares of Buyer Common Stock subject to offset pursuant to this Section 7.4 actually are issued to the Owners and no longer subject to offset, such shares shall remain the property of Buyer.
7.5    Sole and Exclusive Remedy. Except with respect to claims based on fraud or intentional misrepresentation and the right of a Party to seek specific performance for a breach or threatened breach of covenant, the indemnification rights of the Indemnified Parties under this Article VII shall be the sole and exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to this Agreement.
7.6    Characterization of Indemnification Payments. The Parties agree to treat any payment made under this Article VII as an adjustment to the Purchase Price.

ARTICLE VIII	-DEFINITIONS
8.1    Definitions. For the purposes of this Agreement, capitalized terms not otherwise defined in the Agreement will have the meanings set forth below:
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
“Average Closing Price” means, with respect to a given security, the average of the last reported trade price of such security on the five (5) trading days immediately preceding the date such value is required to be determined on the exchange where it is primarily traded or, if such security is not traded on an exchange, such security shall be valued by taking the average of the last reported closing bid price of such security on the five (5) trading days immediately preceding the date such value is required to be determined as reported by an established quotation service for over-the-counter securities.
“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA and any other material employee plan, program, agreement or arrangement, including any material employment, consulting or deferred compensation agreement or plan, executive compensation, bonus, incentive, pension, profit sharing, savings, retirement, stock option, stock purchase, severance pay plan or policy, life, health, disability or accident insurance plan or any holiday, vacation, PTO policy or practice, whether or not qualified under applicable Law, funded or unfunded, insured or self-insured that is maintained (or contributed to or required to be contributed to) by the Company for the benefit of any current or former employee, director, officer or unit holder of the Company or for which the Company could reasonably be expected to have any material direct or indirect, actual or contingent Liability.
“BioVascular License Agreement” means that certain Exclusive License Agreement by and between the Company and BioVascular dated December 20, 2013.

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“Business” means the Company’s business of researching, developing and commercializing the Product Candidate.
“Buyer Common Stock” means shares of Buyer’s Common Stock, par value $0.0001 per share.
“Buyer Reports” shall mean all forms, reports, statements, information and other documents (including schedules and exhibits and all other information incorporated by reference), as supplemented and amended since the time of filing, filed or required to be filed by Buyer with the SEC pursuant to the Exchange Act since January 1, 2012.
“Change of Control” shall mean any of the following events:
(d)    a sale of all or substantially all of the assets of the Buyer and its subsidiaries taken as a whole (in a single transaction or in a series of related transactions);
(e)    a sale, exclusive license grant or other exclusive transfer of all or substantially all of the Intellectual Property Rights of the Buyer and its subsidiaries taken as a whole (in a single transaction or in a series of related transactions);
(f)    a sale or other transfer of all or substantially all of the rights under the BioVascular License Agreement by Buyer or an Affiliate thereof (in a single transaction or in a series of related transactions, including, without limitation, in a transaction or transactions that otherwise would be a Change of Control hereunder);
(g)    a merger or consolidation involving the Buyer or any Affiliate thereof with rights under the BioVascular License Agreement after the completion of which: (1) in the case of a merger (other than a triangular merger) or a consolidation involving such Person, the shareholders of such Person immediately prior to the completion of such merger or consolidation beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act of 1934, as amended (the “Exchange Act”) or comparable successor rules), directly or indirectly, outstanding voting securities representing equal to or less than fifty percent (50%) of the combined voting power of the surviving entity in such merger or consolidation, and (2) in the case of a triangular merger involving such Person or a subsidiary of such Person, the shareholders of such Person immediately prior to the completion of such merger beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules), directly or indirectly, outstanding voting securities representing equal to or less than fifty percent (50%) of the combined voting power of the surviving entity in such merger or equal to or less than fifty percent (50%) of the combined voting power of the parent of the surviving entity in such merger; and
(h)    an acquisition by any Person or “group” of affiliated Persons (within the meaning of Section 13(d) or 14(d) of the Exchange Act or any comparable successor provisions), other than any employee benefit plan, or related trust, sponsored or maintained by the Buyer or an Affiliate thereof with rights under the BioVascular License Agreement and other than in a merger or consolidation of the type referred to in clause “(d)” of this

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definition, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules) of outstanding voting securities of such Person representing more than fifty percent (50%) of the combined voting power of such Person (in a single transaction or series of related transactions). Notwithstanding the foregoing, a Change in Control shall not be deemed to occur for purposes of the foregoing on account of the acquisition of securities of such Person in a transaction or series of related transactions the primary purpose of which is to obtain financing for the ongoing operations of such Person through the issuance of equity securities.
“Clinical Trial” means the first human clinical trial of the Product Candidate in patients with essential thrombocythemia, sponsored by Buyer or an Affiliate or licensee or partner thereof.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commercially Reasonable Efforts” means with respect to the development of the Product Candidate, efforts that are consistent with those utilized by companies of size and type similar to Buyer, for products or product candidates with similar commercial potential at a similar stage, taking into consideration their cost to develop, the competitiveness of alternative products, the nature and extent of their market exclusivity, the likelihood of regulatory approval, their profitability, and all other relevant factors.
“Company Partner” means any third party that tests, develops or manufactures products or product candidates of the Company pursuant to a development, contract research, clinical study, license, manufacturing, supply or other arrangement with the Company. For the avoidance of doubt, the term “Company Partner” does not include BioVascular.
“Date of Enrollment” means, with respect to a human subject’s participation in a clinical trial of the Product Candidate, the date on which the subject receives a dose of the Product Candidate or placebo in accordance with the terms of the clinical trial protocol governing such clinical trial.
“Fair Market Value” means, with respect to a share of the Buyer Common Stock, the Average Closing Price if the Buyer Common Stock is freely tradable on the Nasdaq Global Market or another securities exchange or public market, and otherwise, the fair market value as determined in good faith by the board of directors of Buyer, provided that if the Representative, on behalf of the Owners, disagrees with such determination of the fair market value such value shall be determined by an independent third party appraiser of national standing agreed to by Buyer and the Representative. If Buyer and the Representative fail to agree on such appraiser, then each of Buyer and the Representative shall promptly engage a nationally or internationally recognized investment banking firm, certified public accounting firm or business appraisal firm not providing services to any Party or their Affiliates at the time of the engagement to determine such fair market value within a 30-day period. If the higher appraisal is no more than 10% greater than the lower appraisal, the average of the appraisals will be

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deemed to be the fair market value of such securities. If the higher appraisal is more than 10% greater than the lower appraisal, Buyer and the Representative agree to negotiate in good faith for an additional fifteen (15) days to determine such fair market value. If at the end of such 15-day period, the parties are unable to reach agreement with respect to a mutually acceptable fair market value, then the two appraisers shall promptly thereafter select a third appraiser not providing services to any Party or their Affiliates at the time of the engagement to complete an appraisal within thirty (30) days. The average of the two closest appraisals shall be the fair market value and shall be binding on all Parties. The cost of any such appraisers would be shared equally among Buyer, on the one hand, and the Owners, on the other hand. Notwithstanding the foregoing, in no event shall the Fair Market Value of a share of Buyer Common Stock be less than $4.84.

“FDA” means the United States Food and Drug Administration or any successor agency.
“FDCA” means the Federal Food, Drug and Cosmetic Act of 1938, as amended, and all rules, Laws and regulations promulgated pursuant thereto or in connection therewith.
“GAAP” means United States generally accepted accounting principles consistently applied, as in effect from time to time.
“Governmental Entity” means a supranational, national, foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body.
“Indebtedness” means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (including, without limitation, any the Company notes issued in connection with any acquisition undertaken by the Company or any of its subsidiaries); (iii) all obligations of such Person that are not characterized as current liabilities under GAAP; (iv) all obligations in respect of letters of credit, whether or not drawn, and bankers’ acceptances issued for the account of such Person; (v) all capital lease liabilities of such Person determined in accordance with GAAP; (vi) all obligations of such Person secured by a contractual lien; (vii) all guarantees of such Person in connection with any of the foregoing; or (viii) any accrued interest, prepayment premiums or penalties or other costs or expenses related to any of the foregoing.
“Intellectual Property Rights” means all of the following in any jurisdiction throughout the world, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (i) inventions, patents, patent applications, inventions, industrial designs, and patent disclosures; (ii) trademarks, service marks, trade dress, trade names (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights, copyright registrations, and copyrightable works; computer programs, software; (iv) advertising and promotional materials; (v) trade secrets, confidential

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information, and know-how; (vi) registrations, applications, and renewals for any of the foregoing; and (vii) claims for past infringement of any of the foregoing.
“Knowledge” or knowledge with respect to the Company means the actual knowledge of the Owners the Company after reasonable inquiry.
“Laws” means all statutes, laws, codes, ordinances, regulations, rules, orders, judgments, writs, injunctions, acts or decrees of any Governmental Entity.
“Liability” or “Liabilities” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).
“Lien” or “Liens” means any mortgage, pledge, security interest, right of first refusal, option, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute, or any subordination arrangement in favor of another Person.
“Material Adverse Effect” means any event, change, circumstance, effect, or state of facts that, when considered individually or in the aggregate, is, or is reasonably likely to be, materially adverse to (1) the business, financial condition or results of operations of a Party, taken as a whole or (2) the ability of a Party to perform its obligations under the Transaction Documents or to consummate the transactions contemplated therein; provided that “Material Adverse Effect” will not include the effect of any circumstance, change, development, event, or state of facts arising out of the following: (i) general business or economic conditions, including such conditions related to the business of a Party which such conditions do not disproportionately impact such business as compared to other entities engaged in such business, (ii) acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof, or other force majeure events occurring after the date hereof, or (iii) any changes in applicable laws or GAAP which such conditions do not disproportionately impact such business as compared to other entities engaged in such business.
“Material Contracts” means the following types of contracts related to or involved with the Business:
(i)     any contract for the acquisition or sale of any securities or any substantial portion of the Assets or Business of or to any other Person whether completed or pending;
(ii)     any continuing contract for the purchase of materials, supplies, equipment, services or data involving the purchase of more than $10,000 over the life of the contract;

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(iii)    any contract that expires or may be renewed at the option of any Person other than the Company so as to expire more than 6 months after the date of this Agreement, or which is not terminable by the Company on 30 or fewer days’ notice at any time without penalty, and involves the receipt or payment by the Company of more than $10,000;
(iv)    any contract for capital expenditures in excess of $10,000 individually, or $30,000 in the aggregate with other similar contracts;
(v)    any contract limiting the freedom of the Company to engage in any line of business or to compete with any other Person, or any confidentiality, secrecy or non-disclosure covenant or agreement;
(vi)    any contract pursuant to which the Company is a lessor or lessee of any tangible personal property;
(vii)     any contract with any Person with whom the Company does not deal at arm’s length;
(viii)    any contract of guarantee, support, indemnification, reimbursement, contribution, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or Indebtedness of any other Person;
(ix)    any investment banking, placement, broker or similar contract;
(x)    any contract involving the use or license by the Company of any Intellectual Property Rights owned by a third party, including any Intellectual Property Rights covering the Product Candidate;
(xi)    any contract involving the joint development of the Product Candidate or technology with a third party;
(xii)    any contract involving the supply of material components, materials, services, or products to the Company;
(xiii)    any contract relating to the sale, distribution or marketing of any of the Company’s products or services;
(xiv)    any contract relating to the sale, distribution or marketing by the Company of any third party’s products;
(xv)    any contract with a group purchasing organization (GPO), integrated delivery network (IDN) or other similar organization or network relating to products or services of the Company;

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(xvi)    any contract with a Governmental Entity or government official;
(xvii)    any contract with a health care provider or health care professional; and
(xviii)    any other contract that may have a material effect on the Business or the Company which is not in the ordinary course of business.
“Milestone” means each of the First Milestone, the Second Milestone, and the Third Milestone.
“New Drug Application” or “NDA” shall mean an application submitted pursuant to FDCA Section 505(b) and described in 21 C.F.R §310.50, and amendments and supplements thereto.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity.
“Phase 3 Clinical Trial” means a human Phase 3 clinical trial of the Product Candidate, sponsored by Buyer or an Affiliate or licensee or development partner thereof, which trial is designed to: (a) establish that the Product Candidate is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the Product Candidate in the dosage range to be prescribed; (c) support regulatory approval of such Product Candidate; and (d) be generally consistent with 21 CFR § 312.21(c).
“Product Candidate” means the “Product” as defined in the BioVascular License Agreement or a product containing the active ingredient Anagrelide.
“SEC” means the Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Software” means any software, computer instructions, assembly code, routines, configuration files, scripts, compilers, interpreters, virtual machines, development environments, application programming interfaces, database engines, or computer-readable data and all Intellectual Property Rights embodied or contained in any of the foregoing.
“Strategic Collaboration Agreement” means a definitive written agreement or agreements between Buyer or an Affiliate of Buyer and a third party or third parties regarding an assignment, transfer, license or grant of any other right to develop, market or commercialize the Product Candidate, under which Buyer or its Affiliate actually receives at least an aggregate of [***] Dollars ($[***]) in consideration or services.
“Tax” or “Taxes” means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll,

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wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever imposed by a Governmental Entity (including deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.
“Tax Return” means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

ARTICLE IX	- MISCELLANEOUS
9.1    Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived; provided that (i) with respect to Buyer, only if set forth in a writing executed by Buyer, and (ii) with respect to the Company or Owners, only if set forth in a writing executed by the Representative.
9.2    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when personally delivered, when sent by facsimile (if sent before 5 p.m. local time for the recipient on a business day, otherwise on the next succeeding business day) or one (1) business day following mailing by reputable overnight express courier (charges prepaid), or (ii) three (3) business days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to the Company, the Owners, and Buyer will be sent to the addresses indicated below:
If to Buyer:
Galena Biopharma, Inc.
4640 SW Macadam, Ste. 270
Portland, OR 97239
Facsimile: (855) 883-7422
Attention: President & CEO

With copies to (which will not constitute notice hereunder):

Fredrikson & Byron, P.A.
4000 U.S. Bank Plaza
200 South Sixth Street
Minneapolis, MN 55402-1425
Facsimile: (612) 492-7077
Attn: Christopher Melsha

If to the Representative, to him/her at:

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Aceras Partners LLC
325 East 41st Street, Suite 107
New York, New York 10017
Attention: Matt Wyckoff
Facsimile: (818) 797-2250

With a copy to (which shall not constitute notice hereunder):

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, NC 27607
Attention: Thomas A. Allen
Facsimile: (919) 781-4865

9.3    Assignment; Third Party Beneficiaries. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated by the Company or the Owners without the prior written consent of Buyer (which consent may be not be unreasonably withheld). Buyer may not assign or delegate any or all of its rights, interests or obligations under this Agreement without the prior written consent of the Representative (which consent may be not be unreasonably withheld), except that no such consent shall be required in connection with a Change of Control of Buyer or the assignment of Buyer’s rights or interests in the Transaction Documents to any of its lender(s) as collateral security. This Agreement will not confer any rights or remedies upon any person or entity other than the Parties and their respective successors and permitted assigns other than with respect to the Company Indemnified Parties and Buyer Indemnified Parties who are intended third party beneficiaries of the provisions set forth in Article VII.
9.4    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable Laws or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any of the Parties. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Representative and Buyer shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
9.5    Interpretation. The headings and captions of this Agreement are for convenience of reference only and will not define or limit any of the terms or provisions hereof.
9.6    Entire Agreement. This Agreement (including the documents and agreements referred to herein and that certain letter agreement between the Parties of even date herewith) constitutes the entire agreement among the Parties and supersedes any prior understandings,

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agreements, or representations among the Parties, written or oral, that may have related in any way to the subject matter hereof, including that certain Letter of Intent dated December 6, 2013.
9.7    Governing Law; Forum. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Any judicial proceeding brought with respect to this Agreement must be brought in any court of competent jurisdiction in the State of Delaware, and, by execution and delivery of this Agreement, each Party (a) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, and (b) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.
9.8    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.
9.9    Expenses. Except as set forth in Section 1.2(b)(ii) hereof, each Party hereto will pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) in connection with the negotiation and execution of this Agreement, the performance of its obligations under this Agreement and the consummation of the transactions contemplated by the Transaction Documents.
9.10    Counterparts. This Agreement may be executed in separate counterparts (including via facsimile or other electronic means), and when executed, separately or together, all of such counterparts will constitute a single original instrument, effective in the same manner as if all Parties hereto had executed one and the same instrument.
9.11    Specific Performance. The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages may not be an adequate remedy therefore. It is accordingly agreed that the Parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by the other Party and to seek to enforce

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specifically the terms and provisions of this Agreement against the other Party, this being in addition to any other remedy to which it is entitled at law or in equity.
* [The remainder of this page has been intentionally left blank] *

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IN WITNESS WHEREOF, the Parties hereto have caused this Unit Purchase Agreement to be duly executed as of the date and year first written above.
BUYER:                GALENA BIOPHARMA, INC.

By:     /s/ Mark J. Ahn
Name:    Mark J. Ahn, Ph.D.
Title:    President and Chief Executive Officer

THE COMPANY:            MILLS PHARMACEUTICALS, LLC

By:     /s/ Peter H. Barber
Name:    Peter H. Barber
Title:    Manager

OWNERS:                    /s/ Peter H. Barber
Peter H. Barber

/s/ Daniel DiPierto
Daniel DiPietro

/s/ John Liatos
John Liatos

/s/ Matthew G. Wyckoff
Matthew G. Wyckoff, M.D.

/s/ Paul Glidden
Paul Glidden

REPRESENTATIVE:        ACERAS PARTNERS LLC

By:     /s/ John Liatos
Name:    John Liatos
Title:    Partner

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Exhibit Index

Exhibit A	Consulting Agreements, dated as of January 12, 2014, by and between Buyer and Daniel DiPietro, and by and between Buyer and Peter Barber.

Schedule Index

Schedule 1.1	Membership Interests of Owners
Schedule 1.2(b)(i)	Indebtedness
Schedule 4.6(d)	Indebtedness Agreements
Schedule 4.6(k)	Banks and Depositories
Schedule 4.9	Unaudited Balance Sheet of the Company dated as of December 31, 2013
Schedule 4.10	Absence of Change
Schedule 4.12	Material Contracts
Schedule 4.13	Title; Sufficiency of Assets

Galena Biopharma, Inc. agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

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